UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 12, 2005

Date of Report (Date of earliest event reported)

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4440 El Camino Real, Los Altos CA 94022

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 947-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On April 12, 2005, Rambus Inc.’s (the “Company”) Compensation Committee established a cash bonus plan for executive officers, director level employees and certain manager level employees for the Company’s fiscal year ending December 31, 2005. The performance goals and business criteria under the plan are based upon the execution of the Company’s operating plan and the achievement of certain operating income target levels. Bonuses, if any, will be paid bi-annually. The purposes of the plan are to enhance employee retention, provide incentive and to further align employee performance and incentives with increasing stockholder value and Company performance. Generally, any participant must be employed by the Company through the end of the bonus period in order to be eligible to receive the bonus. The maximum aggregate bonuses payable under this plan could be approximately $11.6 million.

Section 5 – Corporate Governance and Management

Item 5.02(c). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 13, 2005, at a regularly scheduled meeting of the Company’s Board of Directors, Mr. Harold Hughes, 59, the Company’s Chief Executive Officer and a member of the Board of Directors of the Company was given the additional title of President of the Company. Mr. Hughes was appointed as the Company’s Chief Executive Officer on January 9, 2005 and has been a director since June, 2003. Mr. Hughes will not receive any additional compensation as a result of his duties as President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2005	Rambus Inc.

/s/ Robert K. Eulau
Robert K. Eulau, Senior Vice President, Finance and Chief Financial Officer